Exhibit 99.1

CEO Remarks

Thank you very much.

I’m delighted to have the opportunity to review the significant progress Gyrodyne has made over the past year in pursuing our strategic plan to seek entitlements for our Flowerfield and Cortlandt Manor properties in order to position them for sale at enhanced values and maximize distributions to shareholders.

Residents and Town Officials in both Cortlandt Manor and the Town of Smithtown are indicating strong support for our respective applications for entitlements. With that support, we are coming closer to achieving the requested entitlements. We remain confident that these entitlements will greatly increase the value of our properties in both communities and that the properties when sold will produce significant additional liquidating proceeds despite the additional time necessary to procure the required entitlements.

Despite the entitlement process and the enhanced value potential we believe it represents, we’ve made clear in our SEC filings that during the process of pursuing such entitlements, we may nevertheless entertain offers from potential buyers who may be willing to pay prices for the properties that we find more attractive from a timing or value perspective than values we believe may be reasonably achievable through completing the entitlement process ourselves. Indeed, what I can tell you without compromising our negotiating position is that our entitlement applications have generated a great deal of interest among potential buyers and we will of course make prompt announcements of any definitive agreements we may reach.

Now let’s talk timing:

In Cortlandt Manor, we anticipate that the Town of Cortlandt will accept the Draft Generic Environmental Impact Statement (”GEIS”) in July 2019 after which it will host two public hearings followed by a Final GEIS prepared and accepted in January 2020. Based on those dates, we anticipate the adoption of the final SEQRA findings in February 2020 followed by the Town adopting the Medical Oriented District (“MOD”) in March 2020. Upon adoption of the MOD, we believe the Town will then approve our requested entitlements in mid-2020. These dates, as all anticipated dates and are subject to change by unforeseen events.

We are also receiving strong support from the residents and officials of the Town of Smithtown with regard to our proposed subdivision of the Flowerfield property. The Flowerfield subdivision plan, includes retaining the 130,000 square foot industrial park and dividing the remaining undeveloped acreage into a campus setting with eight additional parcels that include medical offices, assisted living facilities, a hotel and a sewage treatment plant.

In May 2018, the Planning Department of the Town of Smithtown issued a SEQRA Positive Declaration on our subdivision application. In the following year we made various submissions to the Town Department of Environment and Waterways to address environmental concerns raised by the town board. We recently responded to the most recent set of comments on our Draft Environmental Impact statement. The Department of Environment and Waterways has 30 days to complete its review and respond with comments. We do not believe that any significant additional comments are forthcoming and therefore anticipate the Town of Smithtown will be hosting a public meeting in the third quarter of 2019 followed by issuance of a Final EIS accepted by the Planning Board in late 2019/early 2020. Based on those assumptions, we hope to receive subdivision approval in the second quarter of 2020.

Now let me update you on some additional opportunities that we hope will create added value for both the Company and for the Towns of Smithtown and Brookhaven.

As part of the subdivision plan, the Company has taken steps to design a sewage treatment plant with flexibility to expand capacity in the future which could support a future connection agreement to provide wastewater treatment for the St. James business district (Lake Avenue), if the Town of Smithtown moves forward with plans to establish a sewer district for that area and reaches a related agreement with Gyrodyne. Such expanded capacity could further increase the value that may be derived from the subdivision of the Flowerfield property. In addition, the sewage treatment plant, among other things, will also reduce nitrogen loading to Stony Brook Harbor, as well as protect the local drinking water, thereby enhancing the quality of life for local residents. Our willingness to work with the community regarding its wastewater treatment needs has resulted in additional support from Smithtown residents and town and county officials.

Now let’s update you on the strategy announced last year to reposition the Flowerfield campus to service Stony Brook University and entities affiliated with it while also making it a cultural destination comprising arts, health and wellness services for the community. How are we doing? We now lease approximately 34,000 square feet to Stony Brook University-related parties, more than doubling the footprint since initiating the strategy. These steps and others we are taking may ultimately lead to Flowerfield becoming an off-campus location of choice for Stony Brook University and entities affiliated with it, while also becoming a cultural art and wellness center that will help serve Stony Brook University and the Three Village and St. James communities.

We believe the steps we have taken to support the arts at Flowerfield have already enhanced the value of our existing light industrial park and are now acting as a magnet for the sale of our vacant land at Flowerfield once it has been subdivided. In particular, the local community is now embracing the arts at Flowerfield and local newspapers are supporting Flowerfield as a cultural destination. Our support of the arts community at Flowerfield and through that support the revitalization of the St. James Business District with a Historical Cultural and Art District has been embraced by local and county officials. These initiatives further strengthen the support of the local community for the Flowerfield subdivision and make Flowerfield more attractive to prospective buyers of subdivided parcels. We continue to believe more than ever that there is significant value associated with the entitlements we are pursuing which we anticipate will soon be affirmed by our marketing efforts.

In addition to our efforts to enhance the value of our remaining properties, we are also committed to reducing our expenses and conserving cash as much as prudently possible to maximize future liquidating distributions to be paid to you, our shareholders. In this regard, we’re mindful that for a company of our size the expenses of being public may outweigh its benefits, and so we’ve been studying whether it makes sense to seek relief from our SEC reporting obligations and/or delist from Nasdaq, which would generally relieve us from the requirement to file 10-Ks and 10-Q’s and save us on audit, listing and other fees and expenses as we pursue our path to liquidation. While we don’t believe we necessarily satisfy the requirements for such relief right now, we believe it’s incumbent on us to at least consider this pathway.

Let’s move on to updating you on the Company’s finances.

Our first quarter 10-Q reflects an estimated liquidating value of $18.11 which is almost flat with the estimates provided to you at December 31, 2018 and 2017. The major factors behind maintaining our estimated distributions despite extending the estimated completion date of our liquidation to 2020 were the increase in the real estate value of $4.0 million to date offset by anticipated increased costs of $3.8 million. Approximately $2.0 million of such projected costs are directly attributable to increasing the real estate value and the anticipated incremental selling costs. The balance is comprised mainly of future net operating costs of $1.6 million resulting from extending the ending liquidation date and projected additional entitlement costs of approximately $200,000. The incremental costs are mitigated in part by not hiring replacements stemming from the 33% reduction in employees during 2017 and other cost savings. As a reminder, while the value of the real estate increased to date, such value is predicated on current real estate values and reflects some but not all of the potential increased value that may result from the receipt of entitlements. By pursuing the entitlements, we are hopeful of realizing a greater net return to shareholders from the sale of the remaining properties.

We have procured non-recurring credit line facilities totaling $6 million with approximately $2.2 million drawn upon to address certain leasing and related capital improvement needs. The debt facilities were necessary to ensure we had sufficient funding available to operate the Company through the entitlement and liquidation process.

Let’s now discuss our sales and marketing efforts.

Just to reiterate my earlier statement about strategy, despite our commitment to the entitlement process and the enhanced value potential we believe it represents, we’ve made clear that we may nevertheless entertain offers from potential buyers who may be willing to pay prices that we find more attractive from a timing or value perspective than values we believe may be reasonably achievable through completing the entitlement process ourselves, and what I can say without compromising our negotiating position is that our entitlement applications have generated a great deal of interest among potential buyers and we will of course make prompt public disclosure of any definitive agreements we may reach.

Moving on to completed sales - during 2018 we closed on the sale of the last remaining building in the Port Jefferson Professional Park for $800,000, approximately $357,000 above its 2013 appraised value.

During 2018, we launched a marketing campaign through our broker that solicits and educates potential buyers on the entitlements being pursued in both Cortlandt Manor and Flowerfield. We believe the marketing campaign will reduce the time necessary to close on all property sales following the anticipated receipt of the entitlements in 2020.

Our team has made considerable progress this past year toward procuring valuable entitlements and building community support. Furthermore, we have enhanced the potential value opportunity through repositioning the industrial park as well as expanding the sewage treatment plants capability. We believe these efforts will result in higher distributions to our shareholders.

In summary, although there can’t be assurances and the process is largely impacted by local officials over whom we have little control, we anticipate the receipt of entitlements for both properties in 2020 and are pursuing our marketing efforts to ensure that the respective sales and distributions occur soon thereafter.

We recently informed you that the timeline to achieve entitlements had to be extended mainly because of comments related to the positive declaration issued under SEQRA by the Town of Cortlandt on its Medical Oriented District and the Town of Smithtown on our subdivision application. We are doing everything possible to expedite the process. That said, we must always remember that the timing for achieving entitlements is ultimately under the control of the local municipalities.

I thank you very much for your attention and your confidence.